Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), made effective as of November 1, 2014, is between Advanced Plasma Therapies, Inc., a Delaware corporation (the “Company”), and John Fernandes (“Executive”), an individual residing at 23 Maple Street, Chatham, New Jersey 07928.

WHEREAS, Company desires to retain the services of Executive to serve as Vice President, Finance; and

WHEREAS, Executive is willing to serve as Vice President, Finance, upon the terms, and subject to the conditions, of this Agreement; and

NOW, THEREFORE, in consideration of the premises stated above and the mutual covenants contained in this agreement, the parties hereby agree as follows:

1. Employment; Termination of Employment.

(a) Company shall employ Executive as Vice President, Finance, and he shall have such duties and responsibilities as are customarily associated with such position and assigned to him by the Chief Executive Officer of the Company (“CEO”) and such other executives as may be designated by the CEO. Executive shall at all times report to and be managed under the direction of the CEO. Company shall employ Executive on an at-will basis, and accordingly, this Agreement may be terminated at will. “At-will” means that either party to this Agreement may terminate the employment and this Agreement at any time for any reason or no reason. The term that Executive is employed by the Company is referred to herein as the “Employment Term.”

(b) In the event Company employs Executive for more than six (6) months from the date Employee begins work for Company, Company shall change Executive’s title to Chief Financial Officer. Thereafter, Executive shall continue to have such duties and responsibilities as are customarily associated with such new position and assigned to him by the CEO.

(c) After Executive’s first six months of employment, Executive shall be entitled to six months’ written notice to prior to termination of his employment without “Cause” as defined herein, provided that Executive signs and delivers a General Release with the terms set forth in the form annexed hereto as Exhibit “A.” If Executive declines to sign and return the General Release, then the Company may terminate his employment without the six months’ notice and Executive shall not be entitled to any further pay or benefits after his employment terminates. At its option, the Company may, after giving notice of termination without cause, relieve Executive of his duties and pay him his salary during the six-month notice period without requiring him to perform any additional work.

(d) The Company may terminate Executive’s employment for Cause immediately without prior notice and without further obligation to Executive.

(e) If Executive resigns his employment for “Good Reason” as set forth herein he shall receive six months’ salary in twelve equal bi-monthly payments, provided that Executive signs and delivers a General Release with the terms set forth in the form annexed hereto as Exhibit “A”

(f) Notwithstanding the foregoing, nothing herein shall be construed as a promise or agreement by or obligation of the Company to continue to employee Executive at any time during the period ending six (6) months from the date Employee begins work for Company.

(g) Executive shall devote his full business time, labor, skill and energy to the business and affairs of the Company and to performing his duties and responsibilities to the Company. Executive shall perform Executive’s duties and responsibilities to the Company diligently, competently, faithfully, and to the best of his ability. Executive shall perform his duties and the Company’s principal business office or such other location as may be approved by the CEO.

(h) Executive represents and warrants to the Company that Executive has the right to negotiate and enter into this Agreement, and Executive’s execution, delivery and performance of this Agreement does not breach, interfere with or conflict with any other contractual agreement, covenant not to compete, option, right of first refusal or other existing business relationship or any judgment or order, in each case, to which Executive is a party or otherwise subject. Executive acknowledges that this representation and warranty is a material inducement to the Company entering into this Agreement and in the event Executive breaches this representation and warranty, Executive agrees to indemnify and hold harmless the Company from any and all claims, actions, losses, and damages, including, but not limited to, reasonable attorney’ s fees and expenses incurred by the Company as a result of such breach.

2. Compensation: Base Salary and Performance Bonus.

(a) As compensation for his services, Company will pay Executive a salary of $180,000 (one hundred eighty thousand dollars) per year in 26 equal bi-weekly installments. Executive will also receive a car allowance of $500.00 (five hundred dollars) per month.

(b) Executive shall be eligible to receive a bonus of up to 25% (twenty-five percent) of his salary, pro-rated for the months he is employed. The Company shall have sole discretion over whether to pay a bonus and the amount of any bonus paid. Bonuses will be paid on or before January 31 of each year based on the previous year.

(c) If Employee’s employment lasts longer than six (6) months, Executive’s compensation shall be changed as follows:

i.	Executive’s salary shall increase to the rate of $200,000 (two hundred thousand dollars) per year;

ii.	Executive shall be granted options to purchase 300 shares of Company common stock with a strike price of $609 per share. Such stock options shall be governed by the terms of the Advanced Plasma Therapies, Inc. 2014 Equity Incentive Plan and any amendments thereto and shall vest equally over a four-year period. Subject to performance, the Company may grant additional options during the course of the Executive’s employment.

(d) All payments made under this Agreement shall be made subject to applicable tax withholdings and other withholdings required by applicable law.

3. Benefits.

(a) Vacation Time. Executive shall be entitled to four (4) weeks paid vacation time per annum; provided, however, that all vacation time shall be pre-approved by the CEO, and Executive shall not be able to take vacation time at any time that would materially interfere with the business or operations of the Company. Executive shall not be permitted to carry over unused vacation time from year to year during the Employment Term, and unused vacation time shall not be paid out to Executive.

(b) Reimbursement for Expenses. The Company shall promptly reimburse Executive for all reasonable and necessary business expenses incurred by Executive in accordance with his duties and responsibilities hereunder, including, without limitation, telephone, facsimile, travel, lodging, entertainment and other customary charges incurred by Executive on behalf of the Company in the performance of his duties hereunder, upon the presentation by Executive of appropriate evidence and documentation of the incurrence thereof in accordance with the Company’ s policies from time to time in effect.

(c) Health Benefits. Executive shall be entitled to receive health benefits in accordance with the Company’s group health plan on the same terms as other executive employees. The Company retains discretion to amend, alter, or discontinue the health plan and to amend, alter, or discontinue any benefits offered under it.

(d) Other. In addition, Executive shall receive such additional compensation or other benefits as are provided to Company employees generally and similarly-situated Company executives specifically, in each case as established by the Board in its discretion.

4. Restrictions Respecting Confidential Information, Non-Competition, etc.

(a) Acknowledgment of Executive. Executive acknowledges and agrees that by virtue of Executive’s position and involvement with the business and affairs of the Company, Executive will develop substantial expertise and knowledge with respect to all aspects of the business, affairs and operations of the Company and will have access to all significant aspects of the business and operations of the Company and to confidential and proprietary information of the Company. As such, Executive acknowledges and agrees that the Company will be damaged if Executive were to breach or threaten to breach any of the provisions of this Section 4 or if Executive were to disclose or make unauthorized use of any confidential and proprietary information of the Company or otherwise engage in the activities prohibited by this Section 4. Accordingly, Executive expressly acknowledges and agrees that Executive is knowingly and voluntarily entering into this Agreement, and that the terms, provisions and conditions of this Section 4 are fair and reasonable and necessary to adequately protect the Company and its business.

(b) Confidentiality Agreement. Concurrently with the execution of this Agreement, Executive shall execute the Company’s standard form of Confidentiality and Intellectual Property Assignment Agreement (the “Confidentiality Agreement”), the terms and provisions of which are incorporated herein by reference as binding and operative provisions of this Agreement.

(c) Non-Compete. During the Employment Term and for one (1) year after Executive ceases to be an employed by the Company for any reason, Executive shall not, directly or indirectly, manage, operate or control, or participate in the ownership, management, operation or control of, or otherwise become interested in (whether as an owner, stockholder, member, partner, lender, consultant, executive, officer, director, agent supplier, distributor or otherwise) any business which is directly competitive with the business of the Company or any of its subsidiaries or affiliates, or, directly or indirectly, induce or influence any person that has a business relationship with the Company or any of its subsidiaries or affiliates to discontinue or reduce the extent of such relationship. For purposes of this Agreement, Executive shall be deemed to be directly or indirectly interested in a business if he is engaged or interested in that business as a stockholder, director, officer, executive, agent, member, partner, individual proprietor, consultant, advisor or otherwise, but not if Executive’s interest is limited solely to the ownership of not more than 4.99% of the securities of any class of equity securities of a corporation or other entity whose shares are listed or admitted to trade on a national securities exchange or are quoted on the Over the Counter Bulletin Board or similar public trading system.

(d) No Solicitation. During the Employment Term and for one (1) year after Executive ceases to be an employed by the Company for any reason, Executive shall not, directly or indirectly, solicit to employ, or employ for himself or others, any employee of the Company, or any subsidiary or affiliate of the Company, who was an officer, director or employee of, or consultant or advisor to, the Company, or any subsidiary or affiliate of the Company, as of the date of the termination of Executive’s employment with the Company or during the preceding six (6) month period, or solicit any such person to leave such person’s position or join the employ of, or act in a similar capacity with, another, then or at a later time.

(e) No Limitation. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Company with any broader, further or other remedy or protection than those provided herein.

(f) Specific Performance. Because the breach or any threatened breach of any of the provisions of this Section 4 may result in immediate and irreparable injury to the Company for which the Company may not have an adequate remedy at law, Executive expressly agrees that the Company shall be entitled, in addition to all other rights and remedies available to it at law, in equity or otherwise, to a decree of specific performance of the restrictive covenants contained in this Section 4 and further to a temporary and permanent injunction enjoining such breach or threatened breach, in each case without the necessity of proving damages and without the necessity of posting bond or other security.

(g) Challenge of Agreement by Executive. In the event Executive challenges this Agreement and an injunction or other relief is issued staying the implementation of any of the restrictions imposed by Section 4 hereof, the time remaining on the restrictions shall be tolled until the challenge is resolved by final adjudication, settlement or otherwise, except that the time remaining on the restrictions shall not be tolled during any period in which Executive is unemployed,

(h) Interpretation of Restrictions. Executive acknowledges that the type and periods of restriction imposed by this Section 4 are fair and reasonable and are reasonably required for the protection of the legitimate interests of the Company and the goodwill associated with the business of the Company; and that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and are given as an integral part of the transactions contemplated hereby. If any of the covenants in this Section 9, or any part hereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants herein, which shall be given full effect, without regard to the invalid portions. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as detem1ined by such court in such action.

(i) Severability of Covenants. Executive acknowledges and agrees that the provisions of this Section 4 are reasonable and valid in all respects. If any tribunal having jurisdiction determines that any of the provisions of this Section 4, or any part thereof, is invalid or unenforceable because of the duration or scope of such provision, such tribunal shall modify any such unenforceable provision as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law; and/or if any particular provision herein shall be adjudicated to be prohibited, invalid or unenforceable, such that it cannot be amended to be enforceable, then such provision shall be deemed null and void, but shall not invalidate or render unenforceable any other provision contained within this Agreement, and the remainder of this Agreement shall be deemed and remain fully valid and enforceable.

5. Binding Effect. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of Executive and Company and any successor-in-interest to any of them.

6. Arbitration.

(a) Any dispute involving Executive’s employment with Company, any of the terms or conditions of Executive’s employment with Company, or the interpretation or application of this Agreement, or the Confidentiality Agreement, shall be resolved by final and binding arbitration before one arbitrator designated by the American Arbitration Association, pursuant to the then prevailing rules of the AAA for the resolution of employment disputes, in Somerset County, New Jersey, or Mercer County, New Jersey, whose decision shall be final and binding and subject to confirmation in a court of competent jurisdiction with the prevailing party being awarded reimbursement of the arbitration filing fees and fees of the arbitrators. The arbitrator shall have authority to grant injunctive relief, including a temporary restraining order or preliminary injunction, to the extent permitted by AAA rules.

(b) Executive cannot participate in a representative capacity or as a member of any class of claims pertaining to any claim subject to the arbitration provision in this Agreement. There is no right or authority for any claims subject to tris arbitration policy to be arbitrated on a class or collective action basis or on any basis involving claims brought in a purported representative capacity on behalf of any other person or group of people similarly situated. Such claims are prohibited. Furthermore, claims brought by or against either the Executive or the Company may not be joined or consolidated in the arbitration with claims brought by or against any other person or entity unless otherwise agreed to in writing by all parties involved.

7. Definitions of “Cause” and “Good Reason.”

(a) Definition of ” Cause.” For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) the repeated and demonstrated failure of Executive to substantially carry out the reasonable instructions of the Board, provided such instructions reasonably relate to and are not inconsistent with Executive’s management position and standing, which such conduct is not cured within fifteen (15) days after receipt of written notice thereof by Executive from the Company; (ii) the breach by Executive of any of the terms or provisions of this Agreement or any other agreement between Executive, on the one hand, and the Company, on the other hand, on the part of Executive to be observed or performed, which failure or breach is not cured within fifteen (15) days after receipt of written notice thereof by Executive from the Company, (iii) Executive’ s knowing and willful neglect or refusal for any reason to attend to Executive’s material duties and responsibilities under this Agreement which such conduct is not cured within fifteen (15) days after receipt of written notice thereof by Executive from the Company; (iv) any criminal liability of the Company which was substantially caused by the conduct of Executive; or (v) Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction of an act of fraud, embezzlement or willful breach of fiduciary duty to the Company, or any crime constituting a felony.

(b) Definition of “Good Reason.” For purposes of this Agreement, the term “Good Reason” for the Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent:

(i) a material and continuing diminution in the Executive’ s authority, duties or responsibilities under this Agreement relative to his authority, duties or responsibilities in effect immediately prior to such reduction;

(ii) a material change in the geographic location at which the Executive must primarily perform his duties to a point that is located more than fifty (50) miles from the Company’s principal executive offices;

(iii) a material diminution by the Company of the Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time; or

(iv) any other action or inaction that constitutes a material breach by the Company or any successor or Affiliate of its obligations to the Executive under this Agreement;

provided, however, that such termination by the Executive shall only be deemed for Good Reason only if: (x) the Executive gives the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (y) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (z) the Executive terminates his employment within thirty (30) days following the end of the Cure Period.

8. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed in that state, without regard or reference to its principles of conflicts of laws. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts of the State of New Jersey, County of Mercer, or the United States District Court for the District of New Jersey, with respect to any non-arbitrable claim, suit, action or proceeding arising out of or relating to this agreement and with respect to any action to enforce the terms of the arbitration clause herein. Each of the parties unconditionally and irrevocably waives any right to contest the venue of said courts or to claim that said courts constitute an inconvenient forum. Each of the parties unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement.

(b) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be original hereof, but all of which together shall constitute one and the same instrument and facsimile signatures delivered by fax or e-mail transmission shall be treated as originals.

(c) This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit here from absent the express written consent of the party to be charged with such reliance or benefit.

(d) This Agreement may not be orally modified. This Agreement can be modified only by a written document, signed by Executive and the CEO.

(e) The parties acknowledge that they have not relied on any representation, promise, or agreement of any kind, oral or written, made to either of them in connection with their decisions to accept this Agreement, except for those set forth in this Agreement.

(f) This Agreement contains the entire agreement of the parties hereto concerning the subject matter contained herein and supersedes any other prior written, or oral, agreements between them. There are no representations, agreements, arrangements or understandings between the parties hereto concerning the subject matter of this Agreement, whether oral or written, which are not fully expressed or referenced in the Agreements, and no unexecuted drafts of this Agreement or any notes, memoranda or other writings pertaining hereto shall be used to interpret any of the provisions of this Agreement.

(g) Executive represents and wan-ants that Executive has read this Agreement and Executive understands that this is an important legal document Executive hereby represents and warrants that Executive has been advised of his right to seek independent legal counsel in connection with the negotiation and execution of this Agreement and that Executive has either retained and has been represented by such legal counselor has knowingly and voluntarily waived his right to such legal counsel and desires to enter into this Agreement without the benefit of independent legal representation

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IN WITNESS WHEREOF, the Parties have set their hands hereto on the dates set forth below:

ADVANCED PLASMA THERAPIES, INC.		JOHN FERNANDES

/s/ Michael Preston	11/11/14	/s/ John Fernandes	Nov 12, 2014
(signature)	(date)	(signature)	(date)

Executive Chairman
(title)

Michael Preston
(print name)